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Exhibit 99.01

 LETTER OF TRANSMITTAL

With respect to the Exchange Offer Regarding the
8.25% Senior Notes due 2020 issued by NRG Energy, Inc.

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME,
ON                                    , 2010

To My Broker or Account Representative:

        I, the undersigned, hereby acknowledge receipt of the Prospectus, dated December 20, 2010 (the "Prospectus") of NRG Energy, Inc., a Delaware corporation (the "Issuer"), with respect to the Issuer's exchange offer set forth therein (the "Exchange Offer").

        This letter instructs you as to action to be taken by you relating to the Exchange Offer with respect to the Issuer's 8.25% Senior Notes due 2020 (the "Old Notes") held by you for the account of the undersigned.

        The aggregate face amount of the Old Notes held by you for the account of the undersigned is (FILL IN AMOUNT): $            of the Old Notes.

        With respect to the Exchange Offer, the undersigned hereby instructs you (CHECK APPROPRIATE BOX):

        ☐ TO TENDER the following Old Notes held by you for the account of the undersigned (INSERT PRINCIPAL AMOUNT AT MATURITY OF OLD NOTES TO BE TENDERED, IF ANY):$

        ☐ NOT TO TENDER any Old Notes held by you for the account of the undersigned.

        If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, the undersigned hereby represents for the benefit of the Issuer that:

1.
The undersigned is acquiring the Issuer's 8.25% Senior Notes due 2020, for which the Old Notes will be exchanged (the "Exchange Notes"), in the ordinary course of its business;

2.
The undersigned is not engaging in and does not intend to engage in a distribution of such Exchange Notes;

3.
The undersigned does not have an arrangement or understanding with any person to participate in the distribution of such Exchange Notes;

4.
The undersigned is not an "affiliate" of NRG Energy, Inc. within the meaning of Rule 405 under the Securities Act of 1933, as amended;

5.
The undersigned is not a broker-dealer tendering Outstanding Notes directly acquired from NRG Energy, Inc. for its own account; and

6.
The undersigned is not acting on behalf of any person who could not truthfully make the foregoing representations

        If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver the Prospectus in connection with any resale of such Exchange Notes.

        The undersigned also authorizes you to:

        (1)   confirm that the undersigned has made such representations; and

        (2)   take such other action as necessary under the Prospectus to effect the valid tender of such Old Notes.

        The undersigned acknowledges that any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in no-action letters that are discussed in the section of the Prospectus entitled "Exchange Offer."

Name of beneficial owner(s):

Signatures:

Name (please print):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

2

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LETTER OF TRANSMITTAL
With respect to the Exchange Offer Regarding the 8.25% Senior Notes due 2020 issued by NRG Energy, Inc.
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON , 2010